CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Rochester Maryland Municipal Fund:

We consent to the use in this Registration Statement of Oppenheimer Rochester Maryland Municipal Fund, of our report dated May 20, 2009, relating to the financial statements and financial highlights of Oppenheimer Rochester Maryland Municipal Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

/s/ KPMG LLP

                         KPMG LLP

Denver, Colorado

June 26, 2009